                                                Exhibit 10-E





                      SCANA CORPORATION

                  KEY EMPLOYEE RETENTION PLAN



                   as amended and restated
                       effective as of
                       October 21, 1997

                        SCANA CORPORATION

                    KEY EMPLOYEE RETENTION PLAN



                         TABLE OF CONTENTS


                                                             Page


SECTION 1.  ESTABLISHMENT OF THE PLAN                          1
     1.1     Establishment of the Plan                         1
     1.2     Description of the Plan                           1
     1.3     Purpose of the Plan                               1

SECTION 2.    DEFINITIONS                                      2
     2.1     Definitions                                       2
     2.2     Gender and Number                                 4

SECTION 3.   ELIGIBILITY AND PARTICIPATION                     5
     3.1     Eligibility                                       5
     3.2     Termination of Participation                      5
     3.3     Reemployment of Former Participant                5

SECTION 4.   BENEFITS                                          6
     4.1     Eligibility for Retirement Benefit                6
     4.2     Amount and Payment of Retirement Benefits         6
     4.3     Eligibility for Disability Benefits               6
     4.4     Special Death Benefit Election                    6
     4.5     Pre-Retirement Death Benefits                     7
     4.6     Payment of Death Benefits                         7
     4.7     Forfeiture of Benefits                            7

SECTION 5.   FINANCING                                         9
     5.1     Financing of Benefits                             9
     5.2     "Rabbi" Trust                                     9

SECTION 6.  BENEFICIARY DESIGNATION                           10
     6.1     Designation of Beneficiary                       10
     6.2     Death of Beneficiary                             10
     6.3     Ineffective Designation                          10

SECTION 7.   GENERAL PROVISIONS                               12
     7.1     Employment/Participation Rights                  12
     7.2     Nonalienation of Benefits                        12
     7.3     Severability                                     13
     7.4     No Individual Liability                          13
     7.5     Applicable Law                                   13

SECTION 8.   PLAN ADMINISTRATION, AMENDMENT AND TERMINATION   14
     8.1     In General                                       14
     8.2     Claims Procedure                                 14
     8.3     Finality of Determination                        14
     8.4     Delegation of Authority                          14
     8.5     Expenses                                         14
     8.6     Tax Withholding                                  14
     8.7     Incompetency                                     14
     8.8     Action by Corporation                            15
     8.9     Notice of Address                                15
     8.10     Amendment and Termination                        15

SECTION 9.  CHANGE IN CONTROL PROVISIONS                      16
     9.1     Accelerated Distributions Upon Change
               in Control                                     16
     9.2     Tax Computation                                  16
     9.3     No Subsequent Recalculation of Tax Liability     17
     9.4     Successors                                       17
     9.5     Amendment and Termination After Change
               in Control                                     17

SECTION 10.  EXECUTION                                        18

                     SCANA CORPORATION

                 KEY EMPLOYEE RETENTION PLAN



SECTION 1.  ESTABLISHMENT OF THE PLAN


1.1 Establishment of the Plan. SCANA CORPORATION (the "Corporation") previously established the KEY EMPLOYEE RETENTION PROGRAM (the "Plan") through a series of individual agreements with varying effective dates. Each of the prior agreements not yet in pay-status was superseded and replaced by this plan document dated effective December 18, 1996. The Plan was amended effective October 21, 1997.

1.2 Description of the Plan. This Plan is intended to constitute a nonqualified deferred compensation plan which, in accordance with ERISA Sections 201(2), 301(a)(3) and 401(a)(1), is unfunded and established primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

1.3 Purpose of the Plan. In addition to the description of the Plan as set forth in subsection 1.2 above, the primary objective of the Corporation in establishing this Plan is to provide supplemental retirement income to certain employees of the Company in addition to that provided through all other sources.

                SECTION 2.    DEFINITIONS

2.1 Definitions. Whenever used in the Plan, the following terms shall have the respective meanings set forth below, unless otherwise expressly provided herein or unless a different meaning is plainly required by the context, and when the defined meaning is intended, the term is capitalized.

     (a) "Agreement" means the agreement of an Eligible Employee to participate in this Plan as indicated by his duly signing a Participation Agreement form used in Plan administration. For purposes of Section 9, the term Agreement" shall also refer to any other individual agreement entered into between a Participant and the Company which refers to benefits described in this Plan.

     (b) "Base Salary" means the base rate of compensation payable to a Participant as annual salary, not reduced by any pre-tax deferrals under any tax-qualified plan, non-qualified deferred compensation plan, or cafeteria plan (under Section 125 of the Code) maintained by the Company, but excluding amounts received or receivable under all incentive or other bonus plans.

     (c) "Beneficiary" means any person or entity who, upon the Participant's death, is entitled to receive the Participant's benefits under the Plan, determined in accordance with Section 6.

     (d) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

     (e) "Board" means the Board of Directors of the Corporation.

     (f) "Change in Control" means a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirements; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

               i) Any Person (as defined in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a group" as defined in Section 13(d)) is or becomes the Beneficial Owner, directly or indirectly, of twenty five percent (25%) or more of the combined voting power of the outstanding shares of capital stock of the Corporation;

               ii) During any period of two (2) consecutive years (not including any period prior to December 18, 1996) there shall cease to be a majority of the Board comprised as follows: individuals who at the beginning of such period constitute the Board and any new director(s) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved;

               iii) The issuance of an Order by the Securities and Exchange Commission (SEC), under Section 9(a)(2) of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), authorizing a third party to acquire five percent (5%) or more of the Corporation's voting shares of capital stock;

               iv) The shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting shares of capital stock of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting shares of capital stock of the surviving entity) at least eighty percent (80%) of the combined voting power of the voting shares of capital stock of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets; or

               v) The shareholders of the Corporation approve a plan of complete liquidation, or the sale or disposition of South
        Carolina Electric & Gas Company (hereinafter SCE&G), South
        Carolina Pipeline Corporation, or any subsidiary of SCANA designated by the Board as a "Material Subsidiary," but such event shall represent a Change in Control only with respect to a Participant who has been exclusively assigned to SCE&G, South Carolina Pipeline Corporation, or the affected Material Subsidiary.

     (g)     "Committee" means the Management Development and
Corporate Performance Committee of the Board.

     (h) "Company" means the Corporation and any subsidiaries of the Corporation and their successor(s) or assign(s) that adopt this Plan through execution of Agreements with any of their Employees or otherwise.

     (i) "Compensation Base" means a Participant's average basic monthly salary for the 36 months immediately preceding his 65th birthday, except that any increases in the Participant's compensation which become effective more than five years after the date of his Agreement will be ignored; provided, however, that the Committee may, in its sole discretion, reevaluate and extend this date. Notwithstanding the foregoing, in the case of benefits determined under Section 4.5, the Participant's Compensation Base shall be the Participant's basic monthly salary for the month of death instead of his average basic salary for the 36 months preceding his 65th birthday, but still subject to the five year limitation on increases.

     (j)     "Corporation" means SCANA Corporation, a South
Carolina corporation, or any successor thereto.

     (k) "Eligible Employee" means an Employee who is employed by the Company in a high-level management or administrative position, including employees who also serve as officers and/or directors of the Company.

     (l) "Employee" means a person who is actively employed by the Company and who falls under the usual common law rules applicable in determining the employer-employee relationship.

     (m)     "Exchange Act" means the Securities Exchange Act of
1934, as amended.

     (n) "Participant" means any Eligible Employee approved by the Committee to participate and who is participating in the Plan in accordance with the provisions herein set forth.

     (o)     "Plan" means this plan, the SCANA Corporation Key
Employee Retention Program.

     (p) "Present Value" means the commuted present value lump sum of any amounts owed at the time of any such calculation, which shall be discounted to present value at a reasonable interest rate as determined by the Committee (or its designee) in its sole discretion.

     (q) "Salary" means all regular, basic compensation, before reduction for amounts deferred pursuant to this Plan or any other plan of the Corporation (including, without limitation, any tax-qualified or non-qualified plans of deferred compensation and any cafeteria plans, as defined in section 125 of the Internal Revenue
Code), otherwise payable in cash to a Participant during the Year, exclusive of any Bonuses or Long-Term Incentive Awards, special fees or awards, allowances, or amounts designated by the Corporation as payments toward or reimbursement of expenses.

     (r)     "Year" for purposes of Participant contributions under
Section 3.1 means, with respect to a biweekly payroll schedule, 26 consecutive biweekly payrolls; " 5 Years" therefore meaning 130 consecutive biweekly payrolls.

2.2 Gender and Number. Except when otherwise indicated by the context, any masculine terminology used herein shall also include the feminine and the feminine shall include the masculine, and the use of any term herein in the singular may also include the plural and the plural shall include the singular.

           SECTION 3.   ELIGIBILITY AND PARTICIPATION

3.1     Eligibility.   An Eligible Employee approved by the
Committee for participation in this Plan shall become a Participant in the Plan on the first day on which he enters into an Agreement that provides:

     (a) that the Participant agrees to defer, on a pre-tax basis, 1% of his Salary for the first five Years after the date of the Agreement but

          (1)     not beyond the earlier of age 65 or the
completion of 35 years of service with the Company; and

          (2) not following a Change in Control but only if the SCANA Corporation Key Employee Severance Benefits Plan was not terminated prior to such Change in Control and any successor to the Company continues to require such deferrals after a Change in Control; and

     (b) that the formula for the face amount of his pre-retirement group term life insurance coverage will be reduced to one times the Employee's Salary subject to a maximum amount of life insurance coverage as specified in the Employee's Group Term Life and AD&D Benefit Plan of the Company.

3.2 Termination of Participation. An Eligible Employee who is eligible to participate in this Plan under Section 3.1 above shall remain covered hereunder until the date upon which his employment terminates for any reason and, thereafter, so long as any benefits are payable from this Plan. If the Participant is not eligible for benefits in accordance with the provisions of Section 4 at the time his employment terminates for any reason, the Participant shall terminate his participation in the Plan when his employment with the Company terminates, his deferrals pursuant to Subsection 3.1(a) shall be returned to him without interest, and he shall not be entitled to any other benefits hereunder.

3.3 Reemployment of Former Participant. Notwithstanding any provision of the Plan to the contrary, any person reemployed as an Employee who previously participated in and received benefits under the Plan shall not be eligible to participate again in the Plan, and any payments or future rights to payments under the Plan made or to be made with respect to such Participant shall not be discontinued on account of such reemployment.

                     SECTION 4.   BENEFITS

4.1 Eligibility for Retirement Benefit. Subject to Sections 4.3, 4.4, and 9.1, a Participant shall be eligible to commence receipt of a retirement benefit under this Plan only if the Participant retires from active employment with the Company at or after age 65.
4.2 Amount and Payment of Retirement Benefits. Upon a Participant's retirement from active employment with the Company (or retirement while on an approved leave of absence from the Company) at or after the earlier of the attainment of age 65 or completion of 35 years of service with the Company, the Participant shall be entitled to a retirement benefit under this Plan equal to one hundred eighty (180) monthly payments of 25% of the Participant's Compensation Base. These payments shall be payable beginning upon the first business day of each calendar month beginning the month after the Participant's retirement and continuing until the earlier of the payment of all one hundred eighty (180) monthly payments have been paid. If the Participant should die after benefit commencement but before one hundred and eighty (180) monthly installment payments have been paid, the Corporation will make the remainder of the monthly payments to the Participant's Beneficiary(ies) as provided in Section 4.6.

4.3 Eligibility for Disability Benefits. If a Participant becomes and is diagnosed as "disabled" within the meaning of the SCANA Corporation Long-Term Disability Benefit Plan for Employees ("LTD Plan") and where the prognosis is that the condition shall not change, the Participant's active employment with the Company shall, for purposes of this Plan be deemed to continue, so that he or his Beneficiary(ies) shall be entitled to the same benefits under this Plan as though he were still employed by the Company until he reaches the earliest of attainment of age 65, the date the Participant would have completed 35 years of service, or the Participant's death, subject to the provisions of Section 4.4(a).

     The Compensation Base for any Participant who is formally determined to have been disabled shall be determined in reference to the compensation used pursuant to the LTD Plan to compute the Participant's benefits thereunder, but still subject to the five year limitation on salary increases. If such a Participant lives to the earlier of attainment of age 65 or the date the Participant would have completed 35 years of service, he shall be treated as a Participant eligible for all benefits under this Plan as if he had retired from active employment on such date.

4.4 Special Death Benefit Election. Upon a Participant's retirement under Section 4.1 or Section 4.3, he shall be permitted to waive the benefits otherwise provided to him under this Plan in favor of an increased death benefit, as described below:

     (a) In lieu of the benefits otherwise payable to him, the Participant may elect to have an increased death benefit of one hundred eighty (180) monthly payments equal to 35% of his Compensation Base payable beginning after his death to his Beneficiary(ies); or

     (b) In lieu of the benefits otherwise payable to him, the Participant may choose a combination of retirement and death benefits by electing to receive a fraction of the benefits otherwise payable to him under this Section 4 and the remaining fraction in the form of a death benefit payable to his Beneficiary(ies). By way of illustration and not limitation, the Participant may elect to have two-thirds of his benefits payable under Section 4.2 and one-third as an increased death benefit in accordance with this Section 4.4, with the result that he would be entitled under Section 4.2 to one hundred eighty (180) monthly payments equal to two-thirds times 25% of his Compensation Base, and after his death his Beneficiary(ies) would be entitled under this paragraph to one hundred eighty (180) monthly payments equal to one-third times 35% of his Compensation Base (in addition to receiving any of the one hundred eighty (180) payments under paragraph 2 that might remain unpaid at the Employee's death).

     Any election under this Section 4.4 shall be made by irrevocable election on a form approved by the Committee, signed by the Participant, and delivered to the Committee (or its delegate) before the first day of the first month after he retires. If no such form is delivered by that date, the Participant shall be deemed to have irrevocably elected to receive only the retirement benefits provided in Section 4.2.

4.5     Pre-Retirement Death Benefits.  Upon the death of a
Participant before any benefits have otherwise become payable hereunder:

     (a) If the Participant should die before attaining age 65 while employed by the Company, the Participant's Beneficiary(ies) shall be paid a death benefit of one hundred eighty (180) monthly payments equal to 50% of the Participant's Compensation Base.

     (b) If the Participant should die after age 65 while still employed by the Corporation, the Corporation shall pay to his Beneficiary(ies) the 35% death benefit provided in Section 4.4(a).

     All payments hereunder made after the Participant's death shall begin on the first day of the month following the Participant's death and shall be made to the Beneficiary(ies) named by the Participant in accordance with Section 6.

4.6 Payment of Death Benefits. Death benefits shall be paid monthly to Beneficiary(ies) in accordance with Section 6, Beneficiary Designation, except that the Committee may, in its discretion, direct that the Present Value of any such payments to be made to the Participant's estate (in its capacity as either a directed or default Beneficiary) be paid in a lump sum. Further, Change in Control distributions shall be paid in lump sum in accordance with Section 9.
4.7 Forfeiture of Benefits. Notwithstanding anything in this Plan to the contrary, the Corporation's obligations to make the payments hereunder are conditioned upon the following:

          (a) The Participant shall not have committed suicide within two years from the date of the Participant's Agreement.

          (b) The Participant shall have continued in the active employ of the Corporation until such time as he is otherwise entitled to benefits under Section 4 or Section 9.

          (c) The Participant shall make deferrals in the amounts, at the time, and in the manner called for in Subsection
3.1(a).

     If the Participant breaches any of the above conditions, the Corporation's obligations hereunder shall cease and the Participant's deferrals pursuant to Subsection 3.1(a) shall be returned to him without interest.

                         SECTION 5.   FINANCING

5.1 Financing of Benefits. Benefits shall be payable, when due, by the Corporation, out of its current operating revenue to the extent not paid from a trust created pursuant to Section 5.2. The Corporation's obligation to make payments to the recipient when due shall be contractual in nature only, and participation in the Plan will not create in favor of any Participant any right or lien against the assets of the Corporation. No benefits under the Plan shall be required to be funded by a trust fund or insurance contracts or otherwise. Prior to benefits becoming due, the Corporation shall expense the calculated liabilities in accordance with policies determined appropriate by the Corporation and its auditors.

5.2 "Rabbi" Trust. In connection with this Plan, the Board shall establish a grantor trust (known as the "SCANA Corporation Executive Benefit Plan Trust") for the purpose of accumulating funds to satisfy the obligations incurred by the Corporation under this Plan (and such other plans and arrangements as determined from time to time by the Corporation). At any time prior to a Change in Control, as that term is defined in such Trust, the Corporation may transfer assets to the Trust to satisfy all or part of the obligations incurred by the Corporation under this Plan, as determined in the sole discretion of the Committee or its designee, subject to the return of such assets to the Corporation at such time as determined in accordance with the terms of such Trust. Any assets of such Trust shall remain at all times subject to the claims of creditors of the Corporation in the event of the Corporation's insolvency; and no asset or other funding medium used to pay benefits accrued under the Plan shall result in the Plan being considered as other than "unfunded" under ERISA. Notwithstanding the establishment of the Trust, the right of any Participant to receive future payments under the Plan shall remain an unsecured claim against the general assets of the Corporation.

                  SECTION 6.  BENEFICIARY DESIGNATION

6.1     Designation of Beneficiary.

     (a) A Participant shall designate a Beneficiary or Beneficiaries who, upon the Participant's death, are to receive the amounts that otherwise would have been paid to the Participant.
All designations shall be in writing and signed by the Participant. The designation shall be effective only if and when delivered to the Corporation during the lifetime of the Participant. The Participant also may change his Beneficiary or Beneficiaries by a signed, written instrument delivered to the Corporation. The payment of amounts shall be in accordance with the last unrevoked written designation of Beneficiary that has been signed and delivered to the Corporation. All Beneficiary designations shall be addressed to the Secretary of SCANA Corporation and delivered to his office, and shall be processed as indicated in subsection (b) below by the Secretary or by his authorized designee.

     (b) The Secretary of SCANA Corporation (or his authorized designee) shall, upon receipt of the Beneficiary designation:

          (1) ascertain that the designation has been signed, and if it has not been, return it to the Participant for his signature;

          (2) if signed, stamp the designation "Received", indicate the date of receipt, and initial the designation in the proximity of the stamp.

6.2     Death of Beneficiary.

     (a)     In the event that all of the Beneficiaries named in
Section 6.1 predecease the Participant, the amounts that otherwise would have been paid to said Beneficiaries shall, where the designation fails to redirect to alternate Beneficiaries in such circumstance, be paid to the Participant's estate as the alternate Beneficiary.

     (b) In the event that two or more Beneficiaries are named, and one or more but less than all of such Beneficiaries predecease the Participant, each surviving Beneficiary shall receive any dollar amount or proportion of funds designated or indicated for him per the designation of Section 6.1, and the dollar amount or designated or indicated share of each predeceased Beneficiary which the designation fails to redirect to an alternate Beneficiary in such circumstance shall be paid to the Participant's estate as an alternate Beneficiary.

6.3     Ineffective Designation.

     (a) In the event the Participant does not designate a Beneficiary, or if for any reason such designation is entirely ineffective, the amounts that otherwise would have been paid to the Beneficiary shall be paid to the Participant's estate as the alternate Beneficiary.

     (b) In the circumstance that designations are effective in part and ineffective in part, to the extent that a designation is effective, distribution shall be made so as to carry out as closely as discernable the intent of the Participant, with result that only to the extent that a designation is ineffective shall distribution instead be made to the Participant's estate as an alternate Beneficiary.
               SECTION 7.   GENERAL PROVISIONS

7.1     Employment/Participation Rights.

     (a) Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company. If any Participant's employment is terminated for any reason and he is not then entitled to benefits in accordance with Section 4, nothing shall be paid to such Participant or his Beneficiary(ies) under this Plan.

     (b) Nothing in the Plan shall be construed to be evidence of any agreement or understanding, express or implied, that the Company will continue to employ a Participant in any particular position or at any particular rate of remuneration.

     (c) No employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

     (d) Nothing in this Plan shall affect the right of a recipient to participate in and receive benefits under and in accordance with any pension, profit-sharing, deferred compensation or other benefit plan or program of the Company. In addition, no payments under this Plan shall be deemed salary or other compensation to the Participant for the purpose of computing benefits to which the Participant may be entitled under any pension plan or other arrangements that the Company may have for the benefit of its employees.

7.2     Nonalienation of Benefits.

     (a) No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or change, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or change the same shall be void; nor shall any such disposition be compelled by operation of law.

     (b) No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to benefits under the Plan.

     (c) If any Participant or Beneficiary hereunder should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or change any right or benefit hereunder, then such right or benefit shall, in the discretion of the Committee, cease, and the Committee shall direct in such event that the Corporation hold or apply the same or any part thereof for the benefit of the Participant or Beneficiary in such manner and in such proportion as the Committee may deem proper.

7.3     Severability.   If any particular provision of the Plan
shall be found to be illegal or unenforceable for any reason, the illegality or lack of enforceability of such provision shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or unenforceable provision had not been included.

7.4     No Individual Liability.   It is declared to be the express
purpose and intention of the Plan that no liability whatsoever shall attach to or be incurred by the shareholders, officers, or directors of the Corporation or any representative appointed hereunder by the Corporation, under or by reason of any of the terms or conditions of the Plan.

7.5     Applicable Law.   The Plan shall be governed by and
construed in accordance with the laws of the State of South
Carolina except to the extent governed by applicable Federal law.

   SECTION 8.   PLAN ADMINISTRATION, AMENDMENT AND TERMINATION

8.1 In General. The Plan shall be administered by the Committee, which shall have the sole authority to construe and interpret the terms and provisions of the Plan and determine the amount, manner and time of payment of any benefits hereunder. The Committee shall maintain records, make the requisite calculations and disburse payments hereunder, and its interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned. The Committee may adopt such rules as it deems necessary, desirable or appropriate in administering the Plan and the Committee may act at a meeting, in a writing without a meeting, or by having actions otherwise taken by a member of the Committee pursuant to a delegation of duties from the Committee.

8.2 Claims Procedure. Any person dissatisfied with the Committee's determination of a claim for benefits hereunder must file a written request for reconsideration with the Committee.
This request must include a written explanation setting forth the specific reasons for such reconsideration. The Committee shall review its determination promptly and render a written decision with respect to the claim, setting forth the specific reasons for such denial written in a manner calculated to be understood by the claimant. Such claimant shall be given a reasonable time within which to comment, in writing, to the Committee with respect to such explanation. The Committee shall review its determination promptly and render a written decision with respect to the claim. Such decision upon matters within the scope of the authority of the Committee shall be conclusive, binding, and final upon all claimants under this Plan.

8.3 Finality of Determination. The determination of the Committee as to any disputed questions arising under this Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.

8.4 Delegation of Authority. The Committee may, in its discretion, delegate its duties to an officer or other employee of the Company, or to a committee composed of officers or employees of the Company.

8.5 Expenses. The cost of payment from this Plan and the expenses of administering the Plan shall be borne by the Corporation.

8.6 Tax Withholding. The Corporation shall have the right to deduct from all payments made from the Plan any federal, state, or local taxes required by law to be withheld with respect to such payments.

8.7     Incompetency.   Any person receiving or claiming benefits
under the Plan shall be conclusively presumed to be mentally competent and of age until the Corporation receives written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, and that a guardian, conservator, statutory committee under the South Carolina Code of Laws, or other person legally vested with the care of his estate has been appointed. In the event that the Corporation finds that any person to whom a benefit is payable under the Plan is unable to properly care for his affairs, or is a minor, then any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Corporation to have incurred expense for the care of such person otherwise entitled to payment.

     In the event a guardian or conservator or statutory committee of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payments shall be made to such guardian or conservator or statutory committee provided that proper proof of appointment is furnished in a form and manner suitable to the Corporation. Any payment made under the provisions of this Section 8.7 shall be a complete discharge of liability therefor under the Plan.

8.8     Action by Corporation.   Any action required or permitted
to be taken hereunder by the Corporation or its Board shall be taken by the Board, or by any person or persons authorized by the Board.

8.9     Notice of Address.   Any payment made to a Participant or
to his surviving Spouse at the last known post office address of the distributee on file with the Corporation, shall constitute a complete acquittance and discharge to the Corporation and any director or officer with respect thereto, unless the Corporation shall have received prior written notice of any change in the condition or status of the distributee. Neither the Corporation nor any director or officer shall have any duty or obligation to search for or ascertain the whereabouts of the Participant or his Spouse.

8.10 Amendment and Termination. The Corporation expects the Plan to be permanent, but since future conditions affecting the Corporation cannot be anticipated or foreseen, the Corporation reserves the right to amend, modify, or terminate the Plan at any time by action of its Board, subject to the provisions of Section
9. Upon any such amendment, and except as provided hereunder upon the occurrence of a Change in Control, each Participant and his Beneficiary(ies) shall only be entitled to such benefits as determined by the Board pursuant to such amendment. Upon any such termination, and except as provided hereunder upon the occurrence of a Change in Control, no Participant or Beneficiary(ies) shall be entitled to any further benefits hereunder, unless determined otherwise by the Board, in its sole discretion and each Participant shall be entitled to a refund of all his deferrals under Subsection 3.1(a), without interest, and reinstatement of the formula for the face amount of his pre-retirement group term insurance.

          SECTION 9.  CHANGE IN CONTROL PROVISIONS

9.1 Accelerated Distributions Upon Change in Control. Notwithstanding anything in this Plan to the contrary and subject to the terms of any Agreements, upon the occurrence of a Change in Control where there has not been a termination of the SCANA Corporation Key Employee Severance Benefits Plan prior thereto, the Present Value of all amounts (or remaining amounts) owed under this Plan and each underlying Agreement as of the date of such Change in Control (referred to as each Participant's "KERP Benefit") shall become immediately due and payable. In determining the KERP Benefit for a Participant who is not in pay status as of such Change in Control, each Participant's benefit shall be determined by the Committee or its designee in its sole discretion, to be an amount equal to the present lump sum value (determined based on the Participant's age as of the Change in Control and based on a reasonable interest rate assumption) of the Participant's accrued benefit through Change in Control calculated as if the Participant's Compensation Base is equal the amount determined after applying cost-of-living increases to the Participant's annual base salary from the date of the Change in Control until the earlier of the date the Participant would reach age 65 or the date the Participant would have otherwise completed 35 years of service with the Company had he remained continuously employed on and after the Change in Control. Each Participant's KERP Benefit determined under this Section 9.1 shall be paid to each Participant (and his or her Beneficiary) in the form of a single lump sum payment of the Present Value of all such amounts owed, together with an amount (the "Gross-Up Payment") such that the net amount retained by each Participant after deduction of any excise tax imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) on such benefits (the "Excise Tax") and any Federal, state, and local income tax and Excise Tax upon the KERP Benefit and the Gross-Up Payment provided for by this Section 9 shall be equal to the value of the Participant's KERP Benefit. Such payment shall be made by the Corporation (or to the extent assets are transferred to the SCANA Corporation Executive Benefit Plan Trust by the trustee of such trust in accordance with the trust's terms) to the Participant (or his or her Beneficiary) as soon as practicable following the Change in Control, but in no event later than the date specified by the terms of the SCANA Corporation Executive Benefit Plan Trust. In all events, if the Key Employee Severance Benefits Plan was terminated prior to such Change in Control, then the provisions of this Section shall not apply and Participants' benefits shall be determined and paid under the otherwise applicable provisions of the Plan.

9.2 Tax Computation. For purposes of determining the amount of the Gross-Up Payment referred to in Section 9.1, whether any of a Participant's KERP Benefit will be subject to the Excise Tax, and the amounts of such Excise Tax: (i) there shall be taken into account all other payments or benefits received or to be received by a Participant in connection with a Change in Control of the Corporation (whether pursuant to the terms of this Plan or any other plan, arrangement, or agreement with the Corporation, any person whose actions result in a Change in Control of the Corporation or any person affiliated with the Corporation or such person); and (ii) the amount of any Gross-Up Payment payable with respect to any Participant (or his or her Beneficiary) by reason of such payment shall be determined in accordance with a customary "gross-up formula," as determined by the Committee or its designee in its sole discretion.

9.3 No Subsequent Recalculation of Tax Liability. The Gross-Up Payments described in the foregoing provisions of this Section 9 are intended and hereby deemed to be a reasonably accurate calculation of each Participant's actual income tax and Excise Tax liability under the circumstances (or such tax liability of his or her Beneficiary), the payment of which is to be made by the Corporation or the SCANA Corporation Executive Benefit Plan Trust. All such calculations of tax liability shall not be subject to subsequent recalculation or adjustment in either an underpayment or overpayment context with respect to the actual tax liability of the Participant (or his or her Beneficiary) ultimately determined as owed.

9.4 Successors. Notwithstanding anything in this Plan to the contrary, and subject to the terms of any Agreement, upon the occurrence of a Change in Control, and only if the SCANA Corporation Key Employee Severance Benefits Plan ("KESBP") was terminated prior to such Change in Control, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, subject to the remaining provisions of this Section 9. In the event of such a Change in Control where the KESBP is terminated, Participants shall become entitled to benefits in accordance with the normal payout provisions of the Plan. In addition, and notwithstanding Section 9.5 to the contrary, if there is a Change in Control and the KESBP is terminated prior to such Change in Control, a successor to the Company may amend this Plan to provide for an automatic lump sum distribution of the Present Value of Participants' benefits hereunder without such amendment being treated as an amendment reducing any benefits earned.

9.5 Amendment and Termination After Change in Control. Notwithstanding the foregoing, and subject to Section 9, no amendment, modification or termination of the Plan may be made, and no Participants may be added to the Plan, upon or following a Change in Control if it would have the effect of reducing any benefits earned (including optional forms of distribution) prior to such Change in Control without the written consent of all of the Plan's Participants covered by the Plan at such time. In all events, however, the Corporation reserves the right to amend, modify or delete the provisions of this Section 9 at any time prior to a Change in Control, pursuant to a Board resolution adopted by a vote of two-thirds (2/3) of the Board members then serving on the Board.
                    SECTION 10.  EXECUTION


     IN WITNESS WHEREOF, the Company has caused this SCANA
Corporation Key Employee Retention Plan to be executed by its duly authorized officer this ___________ day of __________________________, 199___, to be effective as of October
21, 1997.

                                        SCANA CORPORATION


By:_____________________________


Title:___________________________

ATTEST:

_____________________________
Secretary